As filed with the Securities and Exchange Commission on April 22, 2003

Registration No. 333-101164 333-101164-01

333-101164-03 333-101164-05

333-101164-06 333-101164-07

333-101164-08 333-101164-09

333-101164-10 333-101164-11

333-101164-12 333-101164-13

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

To

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

XEROX CORPORATION

(Exact name of Registrant as specified in its charter)

New York	16-0468020
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Long Ridge Road

P.O. Box 1600

Stamford, Connecticut 06904-1600

(203) 968-3000

(Address including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Martin S. Wagner, Esq.

Assistant Secretary and Associate General Counsel

Xerox Corporation

800 Long Ridge Road

P.O. Box 1600

Stamford, Connecticut 06904-1600

(203) 968-3000

(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Phyllis G. Korff, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

(Continued on next page)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Debt Securities (3)

Convertible Debt Securities (3)

Preferred Stock, par value $1.00 per share (3)

Convertible Preferred Stock, par value $1.00 per share (3)

Common Stock, par value $1.00 per share, (including the associated Rights to purchase Series A Cumulative Preferred Stock, par value $1.00 per share) (3)(4)

Warrants to purchase Debt Securities

Warrants to purchase Preferred Stock

Warrants to purchase Common Stock

Depositary Shares

Securities Purchase Contracts

Securities Purchase Units

Guarantees of the Debt Securities (5)

Total	$1,014,000,000	100%	$1,014,000,000	$93,288

(Footnotes on next page)

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(Continued from previous page)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the initial offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

(1)	An indeterminate principal amount or number of debt securities, preferred stock, common stock, guarantees, warrants to purchase debt securities, preferred stock and common stock, stock purchase contracts, stock purchase units and depositary shares as may be issued in the event Xerox Corporation elects to offer fractional interests in preferred stock as may from time to time be issued at indeterminate prices are being registered hereby. Subject to Rule 462(b) under the Securities Act, in no event will the aggregate initial offering price of the securities issued under this Registration Statement exceed $3,000,000,000, or if any securities are issued in any foreign currency units, the U.S. dollar equivalent of $3,000,000,000. For debt securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such debt securities. The prospectus included in this registration statement also relates to $1,986,000,000 of debt and equity securities previously registered under the Registrants’ registration statement on Form S-3 (file no. 333-73173). A registration fee of $1,112,000 was paid upon the filing of the prior registration statement. This registration statement also constitutes Post-Effective Amendment No. 1 with respect to such prior registration statement on Form S-3 (file no. 333-73173).
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).
(3)	Also includes such indeterminate principal amounts or number of debt securities, preferred stock or common stock as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, warrants, or convertible or exchangeable debt securities, stock purchase contracts or stock purchase units or preferred stock that provides for exercise or conversion into or purchase of such securities of Xerox Corporation. No separate consideration will be received for any debt securities or any shares of preferred stock or common stock so issued upon conversion, exchange or redemption.
(4)	The Rights to purchase shares of our Series A Cumulative Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Value attributed to such Rights, if any, is reflected in the market price of our common stock.
(5)	Guarantees of the debt securities may be issued by subsidiaries of Xerox Corporation that are listed on the following page under the caption “Table of Additional Registrants.” No additional registration fee is payable in respect of the registration of the guarantees. Pursuant to Rule 457(o), no separate fee is payable for the guarantees.

TABLE OF ADDITIONAL REGISTRANTS

Name of Subsidiary	Principle Executive Office	Jurisdiction of Incorporation/ Organization	I.R.S. Employer Identification Number

Palo Alto Research Center Incorporated	3333 Coyote Hill Road, Palo Alto, CA 94304	Delaware	06-1568182

Talegen Holdings, Inc.	100 First Stamford Place, Stamford, CT 06904	Delaware	22-3258266

Xerox Credit Corporation	100 First Stamford Place, P.O. Box 10347, Stamford, CT 06904	Delaware	06-1024525

Xerox Export, LLC	Same as Xerox Corporation	Delaware	16-0468020

Xerox Finance, Inc.	Same as Xerox Corporation	Delaware	06-1636930

Xerox Financial Services, Inc.	100 First Stamford Place, Stamford, CT 06904	Delaware	06-1154373

Xerox Imaging Systems, Inc.	Same as Xerox Corporation	Delaware	94-2206814

Xerox International Joint Marketing, Inc.	Same as Xerox Corporation	Delaware	06-1328881

Xerox Latinamerican Holdings, Inc.	Same as Xerox Corporation	Delaware	06-1466208

Intelligent Electronics, Inc.	411 Eagleview Blvd., Exton, PA 19341	Pennsylvania	23-2208404

Xerox Global Services, Inc.	411 Eagleview Blvd., Exton, PA 19341	Pennsylvania	23-2844307

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion April 22, 2003

PROSPECTUS

XEROX CORPORATION

$3,000,000,000

Debt Securities

Convertible Debt Securities

Preferred Stock

Convertible Preferred Stock

Common Stock

Warrants to Purchase Debt Securities, Preferred Stock, Common Stock

Depositary Shares

Securities Purchase Contracts

Securities Purchase Units

Guarantees of Debt Securities

WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN

SUPPLEMENTS TO THIS PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS, INCLUDING THE RISK FACTORS

BEGINNING ON PAGE 2, AND ANY SUPPLEMENT

CAREFULLY BEFORE YOU INVEST.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol “XRX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2003.

XEROX CORPORATION

Xerox Corporation is The Document Company and a leader in the global document market, developing, manufacturing, marketing, servicing and financing a complete range of document equipment, software, solutions and services. Xerox and its affiliates operate in 130 countries worldwide. We distribute our products in the Western Hemisphere through divisions and wholly-owned subsidiaries. In Europe, Africa, the Middle East, India and parts of Asia, we distribute through Xerox Limited and related companies.

The document industry is undergoing a fundamental transformation, including the continued transition from older light-lens devices to digital technology, the transition from black and white to color, the management of publishing and printing jobs over the internet, the use of variable data to create customized documents, increased reliance on outsourcing and the increase in mobile workers utilizing hand-held devices. Documents are increasingly created and stored in digital electronic form and the internet is increasing the amount of information that can be accessed in the form of electronic documents. We believe these trends play to the strengths of our product and service offerings and represent opportunities for future growth. Two important areas for growth include color and services and solutions that tailor our product and service offerings to solve industry specific customer problems.

We develop document technologies, systems, services and solutions intended to improve our customers’ work processes and business results. Our success rests on our ability to understand our customers’ needs and provide innovative document management solutions and services that deliver value to them. We deliver value to customers by leveraging our core competencies in technology, document knowledge, global sales and service, brand reputation and value added solutions across our three core markets—high-end production environments, small to large networked offices and services.

We compete in both monochrome (i.e. black and white) and color markets by providing the industry’s broadest range of document products, solutions and services. Our products include printing and publishing systems, digital multi-function devices (which can print, copy, scan and fax) and digital copiers, laser and solid ink printers, fax machines, document-management software, and supplies such as toner, paper and ink. We also provide software and solutions that can improve document access for mobile workers and help businesses easily print books or create personalized documents for their customers. In addition, we provide a range of comprehensive document management services, such as operating in-house production centers, developing online document repositories and analyzing how customers can most efficiently create and share documents in the office.

Xerox is a New York corporation and our principal executive offices are located at 800 Long Ridge Road, P.O. Box 1600, Stamford, Connecticut 06904-1600. Our telephone number is (203) 968-3000.

RISK FACTORS

You should carefully consider the risks described below and other information contained in this prospectus and any prospectus supplement before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading price of our securities could decline, and you might lose all or part of your investment.

This prospectus contains forward-looking statements made as of the date of this prospectus regarding our expected performance that involve certain risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We need to successfully develop and market new product lines in order to maintain our market share.

Presently, black and white light-lens copiers represent between 15-20% of our revenues. This segment of the market is mature with anticipated declining industry revenues as the market transitions to digital technology. Some of our new digital products replace or compete with our current light-lens equipment. Changes in the mix of products from light-lens to digital, and the pace of that change, as well as competitive developments, could cause actual results to vary from those expected.

Color printing and copying represent an important and growing segment of the market. Printing from computers has both facilitated and increased the demand for color. A significant part of our strategy and ultimate success in this changing market is our ability to develop and market technology that produces color prints and copies quickly, easily and at reduced cost. Our continuing success in this strategy depends on our ability to make the investments and commit the necessary resources in this highly competitive market, as well as the pace of color adoption by our existing and prospective customers. If we are unable to develop and market alternative offerings in digital and color technologies, we may lose market share which could have a material adverse effect on our operating results.

We face significant challenges as we complete previously announced restructuring initiatives, and our failure to meet those challenges can harm both our performance and the value of our securities.

Since early 2000, we have engaged in a series of restructuring programs related to downsizing our employee base, exiting certain businesses, outsourcing some internal functions and engaging in other actions designed to reduce our cost structure. We completed this through the undertaking of several restructuring initiatives, including the Turnaround Program and the Fourth Quarter 2002 Restructuring Program. These initiatives have resulted in more than $1 billion in annualized cost savings in 2002, the negotiation of the new Amended and Restated Credit Agreement (the “New Credit Facility”) ($3.3 billion outstanding at March 31, 2003) to replace the previous $7 billion credit facility (the “Old Revolver”), and the completion of several vendor financing agreements, including financing of up to $7.5 billion in the United States.

The Fourth Quarter 2002 Restructuring Program included additional plans to generate cash and more profitable revenue, as well as pay down debt, and, together with 2002 actions taken under the Turnaround Program, is expected to contribute up to an additional $500 million of annualized cost savings.

At this time, we have substantially completed our restructuring initiatives. However, if we are unable to continue to keep our cost base at or below the current level, maintain our operational focus on the core business, transition customer equipment financing to third parties, effectively and timely reduce our workforce, close and consolidate facilities where appropriate, outsource certain activities, reduce operational expenses and implement process and systems changes, there could be a material adverse effect on our operating results.

We face significant competition and our failure to compete successfully could adversely affect our results of operations and financial condition.

We operate in an environment of significant competition, driven by rapid technological advances and the demands of customers to become more efficient. Our competitors range from large international companies to relatively small firms. Some of the large international companies have significant financial resources and compete with us globally to provide document processing products and services in each of the markets we serve. We compete primarily on the basis of technology, performance, price, quality, reliability, brand, distribution and customer service and support. Our success in future performance is largely dependent upon our ability to compete successfully in the markets we currently serve and to expand into additional market segments. To remain competitive, we must develop new products and services and periodically enhance our existing offerings. If we are unable to compete successfully, we could lose market share and important customers to our competitors and that could adversely affect our results of operations and financial condition.

Our profitability is dependent upon our ability to obtain adequate pricing for our products and to maintain an efficient operation.

Our success depends on our ability to obtain adequate pricing for our products and services which provides a reasonable return to our shareholders. Depending on competitive market factors, future prices we obtain for our products and services may decline from historical levels. In addition, pricing actions to offset the effect of currency devaluations may not prove sufficient to offset further devaluations or may not hold in the face of customer resistance and/or competition.

Our ability to sustain and improve profit margins is largely dependent on our ability to continue to improve the cost efficiency of our operations. If we are unable to achieve productivity improvements through process re-engineering, design efficiency and supplier and manufacturing cost improvements, our ability to offset labor cost inflation, potential materials cost increases and competitive price pressures would be impaired, all of which could materially adversely affect the profitability of our business.

Our substantial debt could adversely affect our financial health and pose challenges for conducting our business.

We have a substantial amount of debt and other obligations. As of December 31, 2002, we had $14,171 million of total debt (including debt of our subsidiaries) and $1,701 million of mandatorily redeemable and/or puttable preferred stock outstanding, and cash and cash equivalents of $2,887 million.

Our substantial debt and other obligations could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our existing indebtedness and any debt securities that we may issue from time to time;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, acquisition and other general corporate requirements;

•	increase our vulnerability to interest rate fluctuations because a significant portion of our debt has variable interest rates;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and other obligations thereby reducing the availability of our cash flow from operations for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	become due and payable upon a change in control.

If new debt is added to our current debt levels, these related risks could increase.

Our current credit ratings allow us only limited access to capital markets, which may impact our ability to fund our customer financing activities and repay maturing debt and other obligations.

Prior to 2002, we financed approximately 80 percent of our equipment sales. To fund these arrangements, we accessed the credit markets and used cash generated from operations. The long-term viability and profitability of our customer financing activities is dependent, in part, on our ability to borrow and the cost of borrowing in the credit markets. This ability and cost, in turn, is dependent on our credit ratings. We are currently funding our customer financing activity from an eight-year agreement we completed with General Electric Capital Corporation in the U.S., other third-party financing arrangements, cash generated from operations, as well as from cash on hand, unregistered capital markets offerings and securitizations. There is no assurance that we will be able to continue to fund our customer financing activity at present levels. We continue to negotiate and implement third-party vendor financing programs and securitizations of portions of our existing finance receivable portfolios and we continue to actively pursue alternative forms of financing including securitizations and secured borrowings. These initiatives are expected to improve our liquidity going forward. Our ability to continue to offer customer financing and be successful in the placement of equipment with customers is largely dependent upon successful completion of our third party financing initiatives.

The adequacy of our liquidity depends on our ability to successfully generate positive cash flow from an appropriate combination of operating improvements, financing from third parties, access to capital markets and additional asset sales, including sales or securitizations of our receivables portfolios. We believe our liquidity (including operating and other cash flows that we expect to generate) will be sufficient to meet operating cash flow requirements as they occur and to satisfy all scheduled debt maturities for at least the next twelve months; however, our ability to maintain positive liquidity going forward is highly dependent on achieving our expected operating results, including capturing the benefits from restructuring activities, and continuing to complete announced vendor financing and other initiatives. There is no assurance that these initiatives will be successful. Failure to successfully complete these initiatives could have a material adverse effect on our liquidity and our operations, and could require us to consider further measures, including deferring planned capital expenditures, reducing discretionary spending, selling additional assets and if necessary, restructuring existing debt. Failure to successfully complete these initiatives could also negatively impact our ability to fund our customer financing activities and repay maturing debt and other obligations.

Any failure to be in compliance with any material provision or covenant of the New Credit Facility or the indentures governing our outstanding Senior Notes could have a material adverse effect on our liquidity and our operations.

In June 2002, we entered into the New Credit Facility with a group of lenders, replacing the Old Revolver. At that time, we permanently repaid $2.8 billion of the Old Revolver and subsequently repaid $710 million of the New Credit Facility. At December 31, 2002, the New Credit Facility consisted of two tranches of term loans totaling $2.0 billion and a $1.5 billion revolving credit facility that includes a $200 million letter of credit subfacility. At March 31, 2003, $3.3 billion was outstanding under the New Credit Facility. At March 31, 2003 we had no additional borrowing capacity under the New Credit Facility since the entire revolving facility was outstanding, including $35 million of letters of credit under the subfacility. The New Credit Facility requires principal payments as well as prepayments in the case of certain events. A full discussion of these terms and the final maturity dates of the various loans is included in the Capital Resources and Liquidity section in our Annual Report on Form 10-K. The New Credit Facility contains affirmative and negative covenants including limitations on issuance of debt and preferred stock; certain fundamental changes; investments and acquisitions; mergers; certain transactions with affiliates; creation of liens; asset transfers; hedging transactions; payment of dividends and certain other payments; inter-company loans; and a requirement to transfer excess foreign cash, as defined, and excess cash of Xerox Credit Corporation to us in certain circumstances. It also contains additional financial covenants, including minimum EBITDA, as defined, maximum leverage (total adjusted debt divided by EBITDA), annual maximum capital expenditures limits and minimum consolidated net worth, as defined. In January 2002, we issued $600,000,000 and Euro 225,000,000 of our 9 3/4% Senior Notes due 2009. The indentures governing these Senior Notes contain several affirmative and negative covenants similar to, but less restrictive than, those in the New Credit Facility. The Senior Notes do not, however, contain any financial covenants.

We are, and expect to remain, in full compliance with the covenants and other provisions of the New Credit Facility and the Senior Notes for at least the next twelve months. Any failure to be in compliance with any material provision or covenant of the New Credit Facility or the Senior Notes could have a material adverse effect on our liquidity and operations.

Our business, results of operations and financial condition may be negatively impacted by economic conditions abroad, including fluctuating foreign currencies and shifting regulatory schemes.

We derive approximately 40 percent of our revenue from operations outside of the United States. In addition, we manufacture or acquire many of our products and/or their components outside the United States. Our future revenue, cost and results from operations could be adversely affected by a number of factors, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country’s political conditions, trade protection measures, licensing requirements and local tax issues. Our ability to enter into new foreign exchange contracts to manage foreign exchange risk is currently limited given our below investment grade credit ratings. Despite our current credit ratings, we have been able to restore a significant level of currency derivative capacity. Although we are still unable to hedge all of our current currency exposures, we are utilizing our current capacity to hedge currency exposures primarily related to foreign currency denominated debt. We anticipate continued volatility in our results of operations due to market changes in interest rates and foreign currency rates which we are currently unable to hedge.

If we fail to successfully develop new technologies, we may be unable to retain and gain customers and our revenues would be reduced.

The process of developing new high technology products and solutions is inherently complex and uncertain. It requires accurate anticipation of customers’ changing needs and emerging technological trends. We must make long-term investments and commit significant resources before knowing whether these investments will eventually result in products that achieve customer acceptance and generate the revenues required to provide desired returns from these investments. If we fail to accurately anticipate and meet our customers’ needs through the development of new products or if our new products are not widely accepted, we could lose our customers and our revenues could be significantly reduced.

Our business, results of operations and financial condition may be negatively impacted by legal and regulatory matters.

We are a defendant in numerous litigation and regulatory matters involving securities law, patent law, environmental law, employment law and the Employee Retirement Income Security Act. Should these matters result in a change in our determination as to an unfavorable outcome, result in a final adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such determination, judgment or settlement occurs.

Our operating results may be negatively impacted by revenue trends.

Our ability to return to and maintain a consistent trend of revenue growth over the intermediate to longer term is largely dependent upon expansion of our worldwide equipment placements, as well as sales of services and supplies occurring after the initial equipment placement (post sale revenue) in the key growth markets of color and multifunction devices. We expect that revenue growth can be further enhanced through our consulting services in the areas of document, content and knowledge management. The ability to achieve growth in our equipment placements is subject to the successful implementation of our initiatives to provide advanced systems, industry-oriented global solutions and services for major customers, improved direct sales productivity and expansion of our indirect distribution channels in the face of global competition and pricing pressures. Our ability to increase post sale revenue is largely dependent on our ability to increase equipment placements, equipment utilization and color adoption. Equipment placements typically occur through leases with original terms of three to five years. Our leases generate post sale revenue. Once equipment placements start to increase, there will be a lag before post sale revenues also start to increase. The ability to grow our customers’ usage of our products may continue to be adversely impacted by the movement towards distributed printing and electronic substitutes and the impact of lower equipment placements in prior periods. If we are unable to return to and maintain a consistent trend of revenue growth, there could be a material adverse effect on our revenues and operating results.

An active trading market may not develop for any securities that we may issue hereunder.

Any securities, other than our common stock, issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. If there is no active market, you may not be able to sell your securities.

SELECTED FINANCIAL DATA

The following selected consolidated financial data, insofar as it relates to each of the years 1998 through 2002, has been derived from annual financial statements, including the consolidated balance sheets at December 31, 2002 and 2001 and the related consolidated statements of income and of cash flows for the three years ended December 31, 2002 and notes thereto which are incorporated herein by reference.

(Dollars in millions, except per share data)

	For the Year Ended December 31,
	2002	2001	2000	1999	1998
Results of Operations
Revenues	$15,849	$17,008	$18,751	$18,995	$18,777
Gross margin	6,721	6,501	7,020	8,031	8,325
Research and development expenses	917	997	1,064	1,020	1,045
Selling, administrative and general expenses	4,437	4,728	5,518	5,204	5,314
Restructuring and asset impairment charges	670	715	475	12	1,506
Gain on sale of half of interest in Fuji Xerox	—	(773)	—	—	—
Gain on sale of China operations	—	—	(200)	—	—
Income (Loss) before Income Taxes (Benefits), Equity Income, Minorities’ Interests, Discontinued Operations and Cumulative Effect of Change in Accounting Principle (1)	252	394	(367)	1,288	(13)

Income (loss) from continuing operations before cumulative effect of change in accounting principle (1)	$154	$(92)	$(273)	$844	$23
Loss from discontinued operations	—	—	—	—	(190)
Cumulative effect of change in accounting principle	(63)	(2)	—	—	—

Net income (loss) (1)	$91	$(94)	$(273)	$844	$(167)

Basic Earnings per Share: (1) (2)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.11	$(0.15)	$(0.48)	$1.20	$(0.03)
Loss from discontinued operations	—	—	—	—	(0.29)
Cumulative effect of change in accounting principle	(0.09)	—	—	—	—

Net income (loss)	$0.02	$(0.15)	$(0.48)	$1.20	$(0.32)

Diluted Earnings per Share: (1) (2)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.10	$(0.15)	$(0.48)	$1.17	$(0.03)
Loss from discontinued operations	—	—	—	—	(0.29)
Cumulative effect of change in accounting principle	(0.08)	—	—	—	—

Net income (loss)	$0.02	$(0.15)	$(0.48)	$1.17	$(0.32)

Dividends declared	$—	$0.05	$0.65	$0.80	$0.72

	As of December 31,
	2002	2001	2000	1999	1998
Financial Position
Total assets	$25,458	$27,645	$28,253	$27,803	$27,775
Working capital	3,232	2,613	4,928	2,965	2,959
Short-term debt	4,377	6,637	3,080	4,626	4,221
Long-term debt	9,794	10,107	15,557	11,521	11,104
Total debt	14,171	16,744	18,637	16,147	15,325
Other long-term obligations	3,702	3,524	3,122	3,219	4,003
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,701	1,687	684	681	679
Preferred stock	550	605	647	669	687
Deferred ESOP benefits	(42)	(135)	(221)	(299)	(370)
Common shareholders’ equity	1,893	1,797	1,801	2,953	3,026

(1)	Income (Loss) before Income Taxes (Benefits), Equity Income, Minorities’ Interests, Discontinued Operations and Cumulative Effect of Change in Accounting Principle; Income (loss) from continuing operations before cumulative effect of change in accounting principle; Net income (loss), as well as Basic and Diluted Earnings per share for the year ended December 31, 2002, excludes the effect of amortization of goodwill in accordance with the adoption of Statement of Financial Accounting Standard No. 142. For additional information regarding the adoption of this standard and its effects on Net income (loss) and Earnings (loss) per share, refer to Note 1 to the Consolidated Financial Statements incorporated by reference in our 2002 Annual Report on Form 10-K.
(2)	Basic and Diluted Earnings per share is determined using income or loss available to common shareholders, which is calculated as net income (loss) less accrued preferred dividends, net of tax. Refer to Note 18 to the Consolidated Financial Statements incorporated by reference in our 2002 Annual Report on Form 10-K for further information.

ADOPTION OF NEW ACCOUNTING STANDARD

Effective January 1, 2002, we adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142). SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets subsequent to their initial recognition. This statement recognizes that goodwill has an indefinite life and will no longer be subject to periodic amortization. However, goodwill is to be tested at least annually for impairment, using a fair value methodology, in lieu of amortization. The provisions of this standard also require that amortization of goodwill related to equity investments be discontinued, and that these goodwill amounts continue to be evaluated for impairment in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” For further information, refer to Note 1 to the Consolidated Financial Statements incorporated by reference in our 2002 Annual Report on Form 10-K.

The following tables illustrate the pro-forma impact of the adoption of SFAS No. 142, relating to the non-amortization provisions, for the years ended December 31, 2001, 2000 and 1999.

	For the Year Ended December 31,
	2001	2000	1999
	Amounts in millions
Reported Net Income (Loss)	$(94)	$(273)	$844
Add: Amortization of goodwill, net of income taxes	59	58	54

Adjusted Net Income (Loss)	$(35)	$(215)	$898

	For the Year Ended December 31,
	2001	2000	1999
Reported Basic Earnings (Loss) per Share	$(0.15)	$(0.48)	$1.20
Add: Amortization of goodwill, net of income taxes	.09	0.09	0.08

Adjusted Basic Earnings (Loss) per Share	$(0.06)	$(0.39)	$1.28

	For the Year Ended December 31,
	2001	2000	1999
Reported Diluted Earnings (Loss) per Share	$(0.15)	$(0.48)	$1.17
Add: Amortization of goodwill, net of income taxes	.09	0.09	0.07

Adjusted Diluted Earnings (Loss) per Share	$(0.06)	$(0.39)	$1.24

THE SECURITIES WE MAY OFFER

This prospectus is part of a shelf registration statement. Under the shelf registration statement, we may offer from time to time up to $3,000,000,000 of any of the following securities, either separately or in units:

•	debt securities;

•	convertible debt securities;

•	preferred stock;

•	convertible preferred stock;

•	common stock;

•	warrants to purchase debt securities, preferred stock or common stock;

•	depositary shares;

•	securities purchase contracts;

•	securities purchase units; and

•	guarantees of our debt securities.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for general corporate purposes. General corporate purposes may include, without limitation:

•	repayment of debt;

•	investments in or extensions of credit to our subsidiaries;

•	redemption of preferred stock; and

•	financing of possible acquisitions or business expansion or the refinancing of prior acquisitions.

The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

We do not have any current plans, proposals or arrangements to enter into any material acquisitions or business expansion other than in the ordinary course of business.

Under the terms of our New Credit Facility, specified percentages of any net proceeds we receive from capital market debt issuances, equity issuances, or asset sales during the term of the New Credit Facility must be used to reduce the amounts outstanding under the New Credit Facility.

As of March 31, 2003, $3.3 billion was outstanding under the New Credit Facility, consisting of $1.3 billion of Tranche A term loans, $500 million of Tranche B term loans and $1.5 billion in revolving loans. The specified percentages of net proceeds which must be applied to loans under the New Credit Facility generally range from 25 percent to 75 percent, depending upon the cumulative amount of the scheduled amortization payments that have been made on Tranche A term loans as well as the cumulative amount of all mandatory prepayments that have been made under the New Credit Facility. The revolving loan commitment cannot be reduced below $1.0 billion as a result of such prepayments. Tranche A term loans and the revolving loans bear interest at LIBOR plus 4.50 percent, and Tranche B term loans bear interest at LIBOR plus a spread that varies between 4.00 percent and 4.50 percent depending on the extent to which Tranche B term loans are secured by the collateral that is restricted by covenants contained in our public bond indentures. The final stated maturity of the New Credit Facility is April 30, 2005.

DESCRIPTION OF THE DEBT SECURITIES,

CONVERTIBLE DEBT SECURITIES AND GUARANTEES

We may offer unsecured general obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”). The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” We also may offer convertible debt securities. The senior debt securities will have the same rank as all our other unsecured, unsubordinated debt. The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our Senior Indebtedness (as described below). The subordinated debt securities will be effectively subordinated to creditors (including trade creditors) and our preferred stockholders and those of our subsidiaries.

The senior debt securities and any related guarantees will be issued under a senior indenture to be entered into between us and the trustee named in the prospectus supplement. The subordinated debt securities and any related guarantees will be issued under a subordinated indenture to be entered into between us and the trustee named in the prospectus supplement. We have summarized certain general features of the debt securities from the indenture. A form of each of a senior indenture and a subordinated indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following summary is of certain provisions of the form of senior indenture and this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior indenture and the provisions of the Trust Indenture Act of 1939, as amended. References in parentheticals below to sections or articles are to Sections or Articles of the senior indenture. If we issue any subordinated debt securities, the description of those securities and the subordinated indenture will be set forth in the related prospectus supplement.

The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	indenture under which the debt securities are issued;

•	applicable subordination provisions, if any;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	conversion or exchange features;

•	any covenants applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	whether securities issued by Xerox will be entitled to the benefits of the guarantees or any other form of guarantee; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Section 3.02) Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities which are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith. (Section 3.05)

Guarantees

Any senior or subordinated debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.

Global Securities

We expect the following provisions to apply to all debt securities.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Sections 3.01, 3.03 and 3.05)

The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of Xerox, the trustee for the debt securities, any paying agent, or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name. Definitive debt securities of any series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Events of Default, Notice and Waiver

The indenture provides that, if an event of default in respect of any series of debt securities or any guarantees thereof shall have happened and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or a portion thereof in the case of certain debt securities issued with an original issue discount) of all the debt securities of that series to be immediately due and payable. (Section 7.02)

The indenture defines “events of default” in respect of any series of debt securities as:

•	default for 30 days in payment of any interest installment when due;

•	default in payment of principal of or premium, if any (including accrued original issue discount, in the case of certain debt securities issued with original issue discount), on, or any sinking fund installment or analogous obligation with respect to, debt securities of such series when due;

•	default for 90 days after notice to us by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of such series in the performance of any other covenant in such indenture in respect of the debt securities of such series; and

•	certain events of bankruptcy, insolvency and reorganization, and any other event of default provided for with respect to the debt securities of such series. (Section 7.01)

The Trust Indenture Act provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities or any guarantees thereof, give to the holders of that series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on, or any sinking fund installment or analogous obligation with respect to, any of the debt securities of that series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of that series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of such series or any guarantees thereof.

The indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may, subject to certain limitations, direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of the debt securities of that series. (Section 7.11)

The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default in respect of any series of debt securities or any guarantees thereof to act with the required standard of care, to be indemnified by the holders of the debt securities of that series before proceeding to exercise any right or power under the indenture at the request of holders of those debt securities. (Section 8.01)

The indenture includes covenants that we will file a certificate of no default with the trustee, annually specifying any default that exists. (Section 5.04)

In certain cases, the holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default, or compliance with certain provisions of the indenture, except for defaults not theretofore cured in the payment of the principal of, premium, if any, or interest on, or any sinking fund installment or analogous obligation with respect to, any of the debt securities of that series and compliance with certain covenants. (Sections 5.07, 7.02 and 7.12)

The indenture provides that for purposes of calculating the principal amount of debt securities of any series denominated in a foreign currency or in units based on or relating to currencies thereunder, such principal amount shall be deemed to be that amount of U.S. dollars that could be obtained for such principal amount on the basis of a spot rate of exchange, specified to the trustee in an officers’ certificate, for such currency or currency units into U.S. dollars as of the date of any such calculation. (Section 1.15)

Modification of the Indenture

The indenture contains provisions permitting us and the trustee, with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of debt securities of that series. No supplemental indenture may, without the consent of the holders of all of the affected debt securities, among other things:

•	change the maturity of any debt securities;

•	change the currency in which such debt securities are payable;

•	reduce the principal amount thereof or any premium thereon;

•	reduce the rate or extend the time of payment of interest thereon;

•	change the method of computing the amount of principal thereof on any date; or

•	reduce the percentage of holders of debt securities which must consent to any such supplemental indenture. (Section 9.02)

Satisfaction and Discharge of the Indenture; Defeasance

The indenture shall generally cease to be of any further effect with respect to a series of debt securities if:

•	we shall have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

•	all debt securities of that series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all debt securities of that series (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us in respect of all debt securities of that series and deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent in the indenture have been complied with). (Section 11.01)

The trustee shall hold in trust all money deposited with it as described above and shall apply the deposited money, in accordance with the provisions of the debt securities of the defeased series and the indenture, to the payment, either directly or through any paying agent, as the trustee may determine, to the persons entitled thereto, of principal, premium, if any, and interest for whose payment such money has been deposited with the trustee. (Section 11.02)

Governing Law

The indenture, the debt securities and the guarantees shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law (other than Section 5-1401 of the General Obligations Law of the State of New York, and any successor statute or statutes).

Convertibility

Debt securities may be convertible into or exchangeable for our common stock or preferred stock. The prospectus supplement will describe the terms of any conversion rights.

Provisions Applicable Only To Senior Debt Securities

Ranking

The senior debt securities and the subsidiary guarantees will be unsecured obligations, and will rank pari passu with all other unsecured and unsubordinated debt of the issuer.

Covenants

Limitations on Liens.    Certain terms referenced herein are defined below. So long as any of our senior debt securities are outstanding, we will not create or suffer to exist, or permit any of our Restricted Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of our properties (other than “margin stock” as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of our Restricted Subsidiaries to assign, any right to receive income, in each case to secure any Debt without making effective provision whereby all of the senior debt securities of each series (together with, if we shall so determine, any of our other senior debt or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the senior debt securities) shall be equally and ratably secured with the indebtedness or obligations secured by such security. We or our Restricted Subsidiaries may create or suffer to exist any lien, security interest, charge, encumbrance or preferential arrangement of any kind in, of or upon any of our properties or assets or our Restricted Subsidiaries to secure any Debt or Debts in an aggregate amount at any time outstanding not greater than 20% of our Consolidated Net Worth. The foregoing restrictions shall not apply to any of the following:

•

deposits, liens or pledges arising in the ordinary course of business to enable us or any of our Restricted Subsidiaries to exercise any privilege or license or to secure payments of workers’ compensation or unemployment insurance, or to secure the performance of bids, tenders, contracts (other than for the payment of money) or statutory landlords’ liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business;

•	liens imposed by law or other similar liens, if arising in the ordinary course of business, such as mechanic’s, materialman’s, workman’s, repairman’s or carrier’s liens, or deposits or pledges in the ordinary course of business to obtain the release of such liens;

•	liens arising out of judgments or awards against us or any of our Restricted Subsidiaries in an aggregate amount not to exceed the greater of (a) 15% of our Consolidated Net Worth or (b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and, in each case, with respect to which we or such Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, or liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

•	liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of our business of any of our Restricted Subsidiaries owning such property;

•	liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder;

•	liens existing on December 1, 1991;

•	purchase money liens or security interests in property acquired or held by Xerox or any Restricted Subsidiary in the ordinary course of business to secure the purchase price thereof or indebtedness incurred to finance the acquisition thereof;

•	liens or security interests existing on property at the time of its acquisition;

•	the rights of Xerox Credit Corporation (“XCC”) relating to a reserve account established pursuant to an operating agreement dated as of November 1, 1980, between Xerox and XCC;

•	the replacement, extension or renewal of any of the foregoing; and

•	liens on any assets of any Restricted Subsidiary of up to $500,000,000 incurred in connection with the sale or assignment of assets of such Restricted Subsidiary for cash where the proceeds are applied to repayment of Debt of such Restricted Subsidiary and/or invested by such Restricted Subsidiary in assets which would be reflected as receivables on the balance sheet of such Restricted Subsidiary. (Section 5.06)

“Consolidated Net Worth” means, at any time, as to a given entity, the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as:

•	the par or stated value of all outstanding capital stock (including preferred stock);

•	capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative translation adjustments;

•	any unappropriated surplus reserves;

•	any net unrealized appreciation of equity investments, and

•	minorities’ interests in equity of subsidiaries,

less treasury stock, plus, in our case, $600,000,000.

“Debt” means:

•	indebtedness for borrowed money or for the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days),

•	obligations as lessee under capital leases,

•	obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in either of the immediately preceding bullet points (excluding obligations of Xerox from time to time under the support agreement dated as of November 1, 1980, between Xerox and XCC, as amended from time to time, and the support agreement dated as of February 6, 1985, between Xerox Canada Inc. and Xerox Canada Finance Inc., as amended from time to time), and

•	the amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or statutes, under plans covered by Title IV thereof.

“Restricted Subsidiary” means any consolidated Subsidiary of Xerox from time to time having a Consolidated Net Worth of at least $100 million; provided, however, that “Restricted Subsidiary” does not include Xerox Financial Services, Inc., XCC and any other corporation principally engaged in any business or businesses other than development, manufacture and/or marketing of:

•	business equipment (including, without limitation, reprographic, computer (including software) and facsimile equipment),

•	merchandise or

•	services (other than financial services).

“Subsidiary” means, as to any entity, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of that corporation is at the time directly or indirectly owned by that entity.

Consolidation, Merger or Sale of Assets of Xerox.    Xerox shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless:

•	the corporation formed by such consolidation or into which Xerox is merged or the corporation which acquires its assets is organized in the United States and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities of Xerox and the guarantees and the performance of every covenant of the indenture on the part of Xerox to be performed or observed, and

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. (Section 10.01)

Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation or into which Xerox is merged or to which such sale is made shall succeed to and be substituted for Xerox under the indenture. (Section 10.02)

Provisions Applicable Only To Subordinated Debt Securities

The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future “Senior Indebtedness.” Senior Indebtedness means, without duplication, the principal, premium (if any) and unpaid interest on all present and future:

•	indebtedness of Xerox for borrowed money,

•	obligations of Xerox evidenced by bonds, debentures, notes or similar instruments,

•	all obligations of Xerox under

(x)	interest rate swaps, caps, collars, options and similar arrangements,

(y)	any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge, and

(z)	credit swaps, caps, floors, collars and similar arrangements,

•	indebtedness incurred, assumed or guaranteed by Xerox in connection with the acquisition by it or a subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles),

•	obligations of Xerox as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles,

•	reimbursement obligations of Xerox in respect of letters of credit relating to indebtedness or other obligations of Xerox that qualify as indebtedness or obligations of the kind referred to in the first five bullet points above, and

•	obligations of Xerox under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in the first six bullet points above.

Subordinated debt securities will not be subordinated to any indebtedness or obligation if the instrument creating or evidencing the indebtedness or obligation or pursuant to which it is outstanding provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities.

Other provisions applicable to subordinated debt securities will be described in a prospectus supplement.

DESCRIPTION OF THE PREFERRED STOCK AND

CONVERTIBLE PREFERRED STOCK

Xerox Preferred Stock

The following is a description of certain general terms and provisions of our preferred stock. The particular terms of any series of preferred stock will be described in a prospectus supplement. The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our Restated Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock (the “Certificate of Amendment”), which will be filed with the SEC at or prior to the time of issuance of such series of the preferred stock. We may also offer convertible preferred stock. As of the date of this prospectus, we are authorized to issue up to 22,043,067 shares of cumulative preferred stock, par value $1.00 per share. As of March 31, 2003, 6,835,219 shares of Series B Convertible Preferred Stock were outstanding. All of the Series B Convertible Preferred Stock is held by the trustee for the Xerox Employee Stock Ownership Plan, and is convertible, at any time, at the option of the trustee, into Xerox common stock at a predetermined price, which is subject to adjustment. The holders of the Series B Convertible Preferred Stock have dividend and liquidation rights prior to holders of the common stock, but generally have voting rights equal to those of holders of the common stock, each share of Series B Convertible Preferred Stock having the same number of votes per share as the total number of shares of Common Stock into which it is convertible. Currently, each share of Series B Convertible Preferred Stock has six votes per share and is convertible into six shares of Common Stock.

Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the distinctive serial designation for any such series; and

•	determine the number of shares in any such series.

The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to such series the following information:

•	the dividend rate (or method for determining the rate);

•	any liquidation preference per share of that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any voting rights of that series of preferred stock in addition to those specified in our Restated Certificate of Incorporation; and

•	the terms of any other preferences or rights applicable to that series of preferred stock.

Dividends

Holders of preferred stock will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Except as set forth below, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock (including cumulative dividends still owing, if any) have been or contemporaneously are declared and a sum sufficient to pay such dividends has been set apart or has been paid. When those dividends are not paid in full, the shares of all series of preferred stock will share ratably in the payment of dividends, in accordance with the sums that would be payable on those shares if all dividends were declared and paid in full. In addition, generally, unless all dividends on the preferred stock have been declared and a sum sufficient to pay such dividends has been set apart or has been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock.

Both the New Credit Agreement and the Indentures, dated as of January 17, 2002, governing our 9 ¾% Senior Notes due 2009 (the “Senior Note Indentures”) contain covenants that restrict our ability to pay dividends on preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein) under the New Credit Agreement and Senior Note Indentures, respectively.

Convertibility

Shares of preferred stock may be convertible or exchangeable into another series of our preferred stock, our common stock, or other securities. The Certificate of Amendment and the prospectus supplement relating to each series of convertible preferred stock, if any, will describe those conversion rights.

Redemption And Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of common stock. If the amounts payable with respect to preferred stock are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

Voting

Except as indicated below or in the prospectus supplement, the holders of preferred stock will not be entitled to vote. If the equivalent of six quarterly dividends payable on any series of preferred stock is in default, whether or not consecutive, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of such a default, any holder of preferred stock may request that we call a special meeting of the holders of preferred stock for the purpose of electing the additional directors and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of preferred stock can call a meeting. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of such series will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

The vote of the holders of two-thirds of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Restated Certificate of Incorporation or any Certificate of Amendment or our By-Laws which would adversely affect the rights, preferences, privileges or voting power of the preferred stock or any holder thereof.

Miscellaneous

The holders of preferred stock will have no preemptive rights. All our issued and outstanding preferred stock is fully paid and non-assessable. The shares of preferred stock offered, when issued, will also be fully paid and nonassessable. Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. We may not repurchase or redeem less than all the preferred stock, pursuant to a sinking fund or otherwise, while there are any dividends in arrears on the preferred stock. Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance. Payment of dividends on any series of preferred stock may be restricted by loan agreements, indenture and other transactions we may enter into.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, our Restated Certificate of Incorporation or Certificate of Amendment or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our Restated Certificate of Incorporation and our Shareholder Rights Plan, referred to below, which have been filed with the SEC and are incorporated by reference into this prospectus.

As of the date of this prospectus, we are authorized to issue up to 1,750,000,000 shares of common stock, $1.00 par value per share (the “common stock”). As of March 31, 2003, 741,574,841 shares of common stock were outstanding. Also, as of such date, there were 345,790,189 shares of common stock authorized, but reserved for issuance and 662,634,970 shares of common stock authorized and available for issue or reserve.

General

Dividend Rights and Restrictions

Holders of our common stock are entitled to dividends as and when declared by the Board of Directors out of the net assets legally available therefor. All shares of common stock are entitled to participate equally in such dividends. There are no restrictions on the payment of dividends or purchase or redemption of our common stock under our Restated Certificate of Incorporation or By-Laws, provided all dividends for past periods and the dividends for the current quarter on any outstanding preferred stock and retirement, purchase or sinking fund requirements thereon, if any, have been paid or provided for, and subject further to the restrictions referred to below.

The New Credit Agreement prohibits us from paying cash dividends on our common stock, and permits us to declare and pay dividends on our common stock solely in the form of shares of Qualified Capital Stock (as defined therein). The Senior Note Indentures contain covenants that restrict our ability to pay dividends on common stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein).

Voting Rights

Each share of common stock is entitled to one vote per share, subject, to the right of the holders of any outstanding preferred stock, if six quarterly dividends (whether or not consecutive) thereon are in default, to elect, voting as a class, two members of the Board of Directors, which right continues until the default is cured. In addition, the separate vote or consent of the holders of outstanding preferred stock may be required to authorize certain corporate action. The holders of our Series B Convertible Preferred Stock generally have voting rights equal to those of holders of common stock, each share of Series B Convertible Stock having the same number of votes per share as the total number of shares of Common Stock into which it is convertible. Currently, each share of Series B Convertible Preferred Stock has six votes per share and is convertible into six shares of Common Stock. Since the common stock and Series B Convertible Preferred Stock do not have cumulative voting rights, if they choose to do so, the holders of more than 50% of the aggregate amount of shares of those stocks can elect all of the directors. In such event, the holders of less than 50% of those shares cannot elect any directors.

Liquidation Rights

Holders of our common stock are entitled to receive our net assets, on a pro-rata basis, upon the dissolution, liquidation or winding up of the Company, after the payment in full of all preferential amounts to which the holders of any then-outstanding shares of preferred stock shall be entitled.

Preemptive Rights

Holders of our common stock do not possess preemptive rights or subscription rights as to any additional issues of any class of the capital stock or any of our other securities.

Liability To Further Calls Or Assessments

All our issued and outstanding common stock is fully paid and non-assessable. The shares of common stock offered, when issued, will be also fully paid and non-assessable.

Transfer Agent

Our common stock is listed and traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “XRX” and is also traded on the Boston, Cincinnati, Pacific Coast, Philadelphia, London and Switzerland exchanges. The transfer agent for the common stock is Equiserve Trust Company, N.A., P.O. Box 43010, Providence, RI 02940-3010, (800) 828-6396, or reachable, via email at website www.equiserve.com.

Preferred Stock Purchase Rights

The Board of Directors of Xerox has adopted a Shareholder Rights Plan. Each share of common stock has one half of a right (a “Right”) attached to it.

Until the earlier of:

•	10 business days following the date of a public announcement that a person or group has acquired beneficial ownership of 20 percent or more of the aggregate amount of the outstanding voting common stock of Xerox (the date of such public announcement, the “Stock Acquisition Date”, and, such person or group, an “Acquiring Person”), and

•	10 business days (or such later date as may be determined by our Board of Directors) following the commencement of, or the first public announcement of the intent to commence, a tender or exchange offer by a person or group if, upon consummation of the offer, such person or group would be an Acquiring Person (the earlier of such dates, the “Distribution Date”), or earlier redemption or expiration of the Rights, the Rights will be evidenced, with respect to the shares of common stock outstanding, by the certificates representing such shares and will be transferred with and only with the common stock. Certificates representing shares of common stock (including the shares of common stock which may be offered hereby) which are issued upon transfer, replacement or new issuance of common stock prior to the Distribution Date or earlier redemption or expiration of the Rights will contain a legend evidencing the Rights and incorporating the Rights Agreement by reference. As soon as practicable following the Distribution Date, separate certificates representing the Rights (“Rights Certificates”) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates will trade separately and will alone evidence the Rights. The Rights are not exercisable until the Distribution Date and will expire on April 16, 2007. Until a Right is exercised, the holder thereof will have no rights as a shareholder of Xerox, including, without limitation, the right to vote or to receive dividends.

When the Rights become exercisable, each Right will entitle the registered holder thereof to purchase from Xerox, at a price of $250.00, subject to adjustment (the “Purchase Price”), one three-hundredth of a share of Series A Cumulative Preferred Stock. If certain types of mergers, sales of assets or other business combinations involving Xerox occur after the Rights become exercisable, each Right will represent the right to purchase, at the Purchase Price, common stock of the acquiring company having a market value then equal to twice the Purchase Price. If (i) a person or group becomes an Acquiring Person (other than pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms approved by a majority of the members of our Board of Directors who are not officers of Xerox or affiliates of such Acquiring Person), or (ii) an Acquiring Person acquires Xerox in a transaction in which Xerox and the common stock survive, each Right not owned by such Acquiring Person will be converted into the right to purchase, at the Purchase Price, the number of shares of common stock that at that time have a market value then equal to twice the Purchase Price.

Our Board of Directors may, at any time on or before the earlier of (x) the Stock Acquisition Date and (y) the date on which the Rights shall expire, authorize the redemption of all, but not less than all, of the then outstanding Rights at a redemption price of $.01 per Right, as adjusted under certain specified circumstances. Any of the provisions of the Rights Agreement may be amended by our Board of Directors before the Rights become exercisable. Thereafter, provisions of the Rights Agreement may be amended by our Board of Directors:

•	to cure any ambiguity, to lengthen or shorten any time period under the Rights Agreement or

•	in any other manner that will not adversely affect the interest of the holders of the Rights (other than the Acquiring Person).

The Rights have certain “anti-takeover” effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Xerox on terms not approved by our Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. Generally, the Rights should not interfere with any merger or other business combination approved by our Board of Directors prior to the time that there is an Acquiring Person (at which time holders of the Rights become entitled to exercise their Rights for shares of common stock at one-half the market price), since until such time the Rights generally may be redeemed by our Board of Directors at $.01 per Right.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

Xerox may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Debt Warrants

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, will be filed with the SEC in connection with the offering of the debt warrants.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

(a)  the title of the debt warrants;

(b)  the initial offering price;

(c)  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

(d)  the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e)  the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

(f)  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

(g)  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

(h)  if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

(i)  the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

(j)  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

(k)  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

(l)  anti-dilution provisions of the debt warrants, if any;

(m)    redemption or call provisions, if any, applicable to the debt warrants; and

(n)    any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, will be filed with the SEC in connection with the offering of the equity warrants.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

(a)  the title of the equity warrants;

(b)  the initial offering price;

(c)  the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

(d)  the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e)  the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

(f)  the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

(g)  if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

(h)  the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

(i)  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

(j)  anti-dilution provisions of the equity warrants, if any;

(k)  redemption or call provisions, if any, applicable to the equity warrants; and

(l)  any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specified formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities or, (b) our debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as a part of units consisting of a debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) our debt obligations of third parties, including U.S. Treasury securities. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the applicable prospectus supplement.

Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Both the New Credit Agreement and the Senior Note Indentures contain covenants that restrict our ability to pay dividends on preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein) under the New Credit Agreement and Senior Note Indentures, respectively.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts. Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement that (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continue to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination of holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares;

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation, to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale.

We may sell equity securities in an offering “at the market” as defined in Rule 415 under the Securities Act. One or more of Banc One Capital Markets, Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities, Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and UBS Warburg LLC., may act as underwriters in connection with such an offering. None of the broker-dealers listed in the preceding sentence shall be an underwriter in connection with any offering of our equity securities unless such broker-dealer is named as an underwriter in the prospectus supplement with respect to such offering of equity securities and such prospectus supplement is filed with the SEC.

For all other offerings, the prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Xerox, any underwriting discounts and other items constituting underwriters’ compensation, and public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

We and our respective agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities, other than our common stock issued hereunder, may be new issues of securities with no established trading market. Any underwriters, or agents to or through whom such securities are sold for public offering and sale, may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates and in the ordinary course of our business.

The brokers dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Xerox or the “Company” has filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over approximately the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units. References to “we,” “our,” or “us” refer to Xerox Corporation and consolidated subsidiaries unless the context specifically requires otherwise.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of the documents.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents By Reference.”

MARKET SHARE, RANKING AND OTHER DATA

The market share, ranking and other data contained or incorporated by reference in this prospectus are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 1-4471. You can read and copy this information at the following locations of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

You can also obtain copies of these materials from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until our offering is completed:

1.    Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003;

2.    Amendment No. 1 to Quarterly Report on Form 10-Q for quarter ended March 31, 2002, filed with the SEC on March 27, 2003;

3.    Amendment No. 1 to Quarterly Report on Form 10-Q for quarter ended June 30, 2002, filed with the SEC on March 27, 2003;

4.     Amendment No. 2 to Quarterly Report on Form 10-Q for quarter ended September 30, 2002, filed with the SEC on March 27, 2003;

5.    Current Reports on Form 8-K dated March 21, 2003, April 21, 2003 and April 23, 2003;

6.    Description of Xerox’ Shareholders Rights Plan (the “Rights Plan”) contained in Amendment No. 2 to Form 8-A filed with the SEC on February 8, 2000; and description of the Rights Agreement dated as of April 7, 1997 between us and The First National Bank of Boston, as Rights Agent (the “Rights Agreement”), with respect to the Rights Plan, which is filed as Exhibit 4.10 to our Current Report on Form 8-K dated April 7, 1997. The Rights Plan and the Rights Agreement relate to the Rights to purchase Series A Cumulative preferred stock; and

7.    Description of Xerox’s common stock, contained in Amendment No. 5 to Form 8-A filed with the SEC on February 8, 2000.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into the filing, at no cost, and a copy of the indentures, the warrant agreements, the depositary agreement and any other agreements that we refer to in this prospectus by writing or calling our transfer agent at the following address:

Equiserve Trust Company, N.A.

P.O. Box 43010

Providence, RI 02940-3010

(800)828-6396

E-mail at website www.equiserve.com.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents they incorporate by reference may contain certain statements that are not historical fact and which are deemed to be forward-looking. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, intended or expected. We do not intend to update these forward-looking statements.

We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Such factors include, but are not limited to, those discussed in the section that follows the heading “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and under similarly captioned sections in future filings that we make with the SEC under the Exchange Act.

VALIDITY OF THE SECURITIES AND THE GUARANTEES

The validity of the securities, and the guarantees to be offered by Xerox, will be passed upon for Xerox by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Cahill Gordon & Reindel, New York, New York, will pass upon the validity of the offered securities for any underwriters, dealers, purchasers or agents.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated, in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses Of Issuance And Distribution.

All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC registration fee):

SEC Registration Fee	$93,288
Printing expenses	700,000
Legal fees and expenses	750,000
Accounting fees and expenses	300,000
Trustee fees and expenses (including counsel fees)	100,000
Rating agency fees	1,400,000
Miscellaneous	100,000

Total	$3,443,288

*	To be provided for by amendment.

Item 15.    Indemnification Of Directors And Officers.

Xerox Corporation, Inc., a New York corporation, is empowered by Sections 721-726 of the New York Business Corporation Law, subject to the procedures and limitations therein, to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its Certificate of Incorporation or By-laws.

The Certificate of Incorporation of Xerox Corporation Inc. does not contain indemnification provisions. Article VIII of the By-laws of Xerox Corporation, which is filed as an exhibit to this registration statement, requires the company to indemnify any person made or threatened to be made a party in any civil or criminal action or proceeding, including an action or proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of any other company of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the company served in any capacity at the request of the company, by reason of the fact that he, his testator or intestate is or was a director or officer of the company or serves or served such other company, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be required with respect to any settlement unless the company shall have given its prior approval thereto.

Each of Palo Alto Research Center Incorporated, Talegen Holdings, Inc., Xerox Credit Corporation, Xerox Finance, Inc., Xerox Financial Services, Inc., Xerox Imaging Systems, Inc., Xerox International Joint Marketing, Inc., and Xerox Latinamerican Holdings, Inc., each a Delaware corporation, is empowered by Sections 145 and 102 of the Delaware General Corporation Law, subject to the procedures and limitations therein, to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its respective Certificate of Incorporation or By-laws.

The Certificate of Incorporation of each of Palo Alto Research Center Incorporated, Xerox Credit Corporation, Xerox Finance, Inc., Xerox Financial Services, Inc., Xerox Imaging Systems, Inc., Xerox International Joint Marketing, Inc., and Xerox Latinamerican Holdings, Inc., does not contain indemnification provisions.

Article XII of the By-laws of each of Palo Alto Research Center Incorporated, Xerox Credit Corporation, Xerox Finance, Inc., Xerox Financial Services, Inc., Xerox Imaging Systems, Inc., Xerox International Joint Marketing, Inc., and Xerox Latinamerican Holdings, Inc., each of which is filed as an exhibit to this registration statement, requires such company to indemnify any person, made or threatened to be made, a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the company or served any other company of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at the request of such company.

Paragraph Ninth of the Certificate of Incorporation of Talegen Holdings, Inc., which is filed as an exhibit to this registration statement, requires the company to indemnify any and all persons from and against any and all of the expenses and liabilities, and such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Article XII of the By-laws of Talegen Holdings, Inc. which is filed as an exhibit to this registration statement, requires the company to indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities, or other matters to the extent permitted by law, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall insure to the benefit of heirs, executors, and administrators of such a person.

Xerox Export, LLC, a Delaware limited liability company, is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its respective Limited Liability Company Agreement.

Section 19 of the Limited Liability Company Agreement of Xerox Export, LLC, which is filed as an exhibit to this registration statement, requires the company to indemnify any member or manager for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such member or manager in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on such member or manager, except that such member or manager shall be liable for any such loss, damage or claim incurred by reason of such member’s or manager’s gross negligence or willful misconduct.

Each of Intelligent Electronics, Inc., and Xerox Global Services, Inc., each a Pennsylvania corporation, is empowered by Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law, subject to the procedures and limitations therein, to indemnify and hold harmless any director or officer or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its By-laws.

Article V of the By-laws of Intelligent Electronics, Inc., which is filed as an exhibit to this registration statement, requires the company to indemnify any director and any officer of the company who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that he or she was or is an authorized representative of the company against his or her expenses and liabilities, actually and reasonably incurred by him or her in connection with the third party proceeding, if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the company, and with respect to any criminal third party proceeding, had no reasonable cause to believe his or her conduct was unlawful or in violation of applicable rules. Article V of the By-laws of Intelligent Electronics, Inc. further requires the company to indemnify any director or officer of the company who was or is a party or is threatened to be made a party to any derivative action by reason of the fact that the director or officer was or is an authorized representative of the company against his or her expenses, actually and reasonably incurred by the director or officer in the action if her or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the company; expect that no indemnification shall be made in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the company unless and only to the extent that the court of common pleas, or other similarly constituted state court, located in the county where the registered office of the company is located or the court in which such derivative action is or was pending, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, he or she is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.

Article II of the By-laws of Xerox Global Services, Inc., which is filed as an exhibit to this registration statement, requires the company to indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities, or other matters to the extent permitted by law, and the indemnification provision provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

Item 16.    Exhibits.

(1)(a)	—	Form of Underwriting Agreement, incorporated by reference to Exhibit (1)(a) to Xerox Corporation’s Registration Statement on Form S-3, Registration No. 33-44597.

(1)(b)	—	Form of Selling Agency Agreement, incorporated by reference to Exhibit (1)(b) to Xerox Corporation’s Current Report on Form 8-K dated March 10, 1992.

(4)(a)(1)(i)	—

Restated Certificate of Incorporation of Xerox Corporation filed with the Department of State of New York on October 29, 1996, as amended by the Certificate of Amendment of the Certificate of Incorporation of Xerox Corporation filed with the Department of State of New York on May 21, 1999, incorporated by reference to Exhibit 3(a) to Amendment No. 5 to Xerox Corporation’s Form 8-A Registration Statement, dated February 8, 2000.

(4)(a)(1)(ii)	—

Certificate of Amendment of Certificate of Incorporation of Xerox Corporation filed with the Department of State of New York on September 9, 2002, incorporated by reference to Exhibit 3(a) to Xerox Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on November 7, 2002.

(4)(a)(2)	—

By-Laws of Xerox Corporation, as amended through September 1, 2002, incorporated by reference to Exhibit 3(b) to Xerox Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on November 7, 2002.

(4)(a)(3)	—	Articles of Amendment to Articles of Incorporation of Xerox Global Services, Inc. (formerly, Xerox Connect, Inc.) relating to name change of entity.*

(4)(a)(4)	—

Rights Agreement, dated as of April 7, 1997, between Xerox Corporation and the First National Bank of Boston, as Rights Agent, incorporated by reference to Exhibit 4.10 to Xerox Corporation’s Current Report on Form 8-K dated April 7, 1997.

(4)(b)(1)	—

Form of Indenture relating to unlimited amounts of debt securities which may be issued from time to time by Registrant when and as authorized by or pursuant to a resolution of Xerox’s Board of Directors, incorporated by reference to Exhibit 4(a) to Xerox Corporation’s Registration Statement No. 333-13179.

(4)(b)(2)	—

Form of Indenture relating to unlimited amounts of subordinated and/or convertible debt securities which may be issued from time to time by Registrant when and as authorized by or pursuant to a resolution of Xerox’s Board of Directors incorporated by reference to Exhibit 4(e) to Xerox Corporation’s Registration Statement No. 33-54629. The Form of Indenture is hereby modified, effective as of April 22, 2003, by deleting all references therein to “Citibank, N.A.”, “July 15, 1994” and any specific day, month and/or year and substituting therefor blank spaces.

(4)(c)	—	A form of debt security will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(d)(1)	—	A form of Warrant Agreement will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(d)(2)	—	Form of Warrant Certificate (included in Exhibit (4)(d)(1)).

(4)(e)(1)	—	A form of Deposit Agreement will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(e)(2)	—	Form of Depositary Receipt (included in Exhibit (4)(e)(1)).

(4)(f)	—	A form of Securities Purchase Contract will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(g)	—	A form of Securities Purchase Unit will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(h)	—

A Certificate of Designation relating each series of preferred stock will be filed with the Department of State of New York and will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(5)(a)	—	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the Securities and certain other legal matters.

(5)(b)	—	Opinion of Christine A. Perantoni as to the legality of the Guarantees that may be issued by Intelligent Electronics, Inc. and Xerox Global Services, Inc., each a Pennsylvania corporation.

(23)(a)	—	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

(23)(b)	—	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (see Exhibit 5(a)).

*	Previously filed.

Item 17.    UNDERTAKINGS.

The undersigned registrants hereby undertake:

(1)  To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 42(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on the 22nd day of April, 2003.

XEROX CORPORATION

By:	/S/ ANNE M. MULCAHY*
Anne M. Mulcahy Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities indicated on the 22nd day of April, 2003.

	Name	Capacities

	/S/ ANNE M. MULCAHY* Anne M. Mulcahy	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

	/S/ LAWRENCE A. ZIMMERMAN* Lawrence A. Zimmerman	Senior Vice President, Chief Financial Officer and Acting Treasurer (Principal Financial Officer)

	/S/ GARY R. KABURECK* Gary R. Kabureck	Assistant Controller and Chief Accounting Officer (Principal Accounting Officer)

	/S/ ANTONIA AX:SON JOHNSON* Antonia Ax:son Johnson	Director

	/S/ VERNON E. JORDAN, JR.* Vernon E. Jordan, Jr.	Director

	/S/ YOTARO KOBAYASHI* Yotaro Kobayashi	Director

	/S/ HILMAR KOPPER* Hilmar Kopper	Director

	/S/ RALPH S. LARSEN* Ralph S. Larsen	Director

	/S/ N. J. NICHOLAS, JR.* N. J. Nicholas, Jr.	Director

	/S/ JOHN E. PEPPER* John E. Pepper	Director

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, PALO ALTO RESEARCH CENTER INCORPORATED has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, State of California on the 22nd day of April, 2003.

PALO ALTO RESEARCH CENTER INCORPORATED

By:	/S/ MARK BERNSTEIN*
Mark Bernstein President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ MARK BERNSTEIN* Mark Bernstein		President, Chief Executive Officer

/S/ SCOTT ELROD* Scott Elrod		Treasurer, Chief Financial Officer, Principal Accounting Officer

/S/ HERVE GALLAIRE* Herve Gallaire		Sole Director

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, TALEGEN HOLDINGS, INC. has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on the 22nd day of April, 2003.

TALEGEN HOLDINGS, INC.

By:	/S/ GEORGE J. RACHMIEL*
George J. Rachmiel President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ GEORGE J. RACHMIEL* George J. Rachmiel		President, Chief Executive Officer, Treasurer, Chief Financial Officer, Principal Accounting Officer and Director

/S/ MARTIN S. WAGNER* Martin S. Wagner		Director

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, XEROX CREDIT CORPORATION has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on the 22nd day of April, 2003.

XEROX CREDIT CORPORATION

By:	/S/ GARY B. KABURECK*
Gary B. Kabureck President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ GARY B. KABURECK* Gary B. Kabureck		Chairman, President, Chief Executive Officer and Director

/S/ JOHN F. RIVERA* John F. Rivera		Treasurer, Chief Financial Officer and Director

/S/ PETER K. GALLAGHER* Peter K. Gallagher		Vice President, Controller, Principal Accounting Officer and Director

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, XEROX EXPORT, LLC has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on the 22nd day of April, 2003.

XEROX EXPORT, LLC

By:	/S/ JAMES A. FIRESTONE*
James A. Firestone President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ JAMES A. FIRESTONE* James A. Firestone		President and Chief Executive Officer

/S/ JAMES MILLER* James Miller		Treasurer, Chief Financial Officer, Principal Accounting Officer and Sole Manager

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, XEROX FINANCE, INC. has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on the 22nd day of April, 2003.

XEROX FINANCE, INC.

By:	/S/ JOHN F. RIVERA*
John F. Rivera President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ JOHN F. RIVERA* John F. Rivera		President, Chief Executive Officer and Sole Director

/S/ JEFFREY DEVLIN* Jeffrey Devlin		Treasurer, Chief Financial Officer and Principal Accounting Officer

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, XEROX FINANCIAL SERVICES, INC. has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on the 22nd day of April, 2003.

XEROX FINANCIAL SERVICES, INC.

By:	/S/ LAWRENCE A. ZIMMERMAN*
Lawrence A. Zimmerman Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ LAWRENCE A. ZIMMERMAN* Lawrence A. Zimmerman		Chairman, President, Chief Executive Officer and Director

/S/ JOHN F. RIVERA* John F. Rivera		Treasurer, Chief Financial Officer and Principal Accounting Officer

/S/ GEORGE J. RACHMIEL* George J. Rachmiel		Director

/S/ MARTIN S. WAGNER* Martin S. Wagner		Director

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, XEROX IMAGING SYSTEMS, INC. has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on the 22nd day of April, 2003.

XEROX IMAGING SYSTEMS, INC.

By:	/S/ JAMES J. COSTELLO*
James J. Costello President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ JAMES J. COSTELLO* James J. Costello		Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Principal Accounting Officer and Sole Director

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, XEROX INTERNATIONAL JOINT MARKETING, INC. has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on the 22nd day of April, 2003.

XEROX INTERNATIONAL JOINT MARKETING, INC.

By:	/S/ JAMES A. FIRESTONE*
James A. Firestone President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ JAMES A. FIRESTONE* James A. Firestone		President, Chief Executive Officer, and Treasurer, Chief Financial Officer, Principal Accounting Officer and Sole Director

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, XEROX LATINAMERICAN HOLDINGS, INC. has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, State of Connecticut on the 22nd day of April, 2003.

XEROX LATINAMERICAN HOLDINGS, INC.

By:	/S/ RICARDO NEWARK*
Ricardo Newark President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ RICARDO NEWARK* Ricardo Newark		President, Chief Executive Officer, Treasurer, Chief Financial Officer, Principal Accounting Officer and Sole Director

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, INTELLIGENT ELECTRONICS, INC. has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Exton, State of Pennsylvania on the 22nd day of April, 2003.

INTELLIGENT ELECTRONICS, INC.

By:	/S/ JAMES JOYCE*
James Joyce President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ JAMES JOYCE* James Joyce		Chairman, President and Chief Executive Officer

/S/ ROBERT HOPE* Robert Hope		Treasurer, Chief Financial Officer and Principal Accounting Officer

/S/ THOMAS J. DOLAN* Thomas J. Dolan		Sole Director

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

Pursuant to the requirements of the Securities Act, XEROX GLOBAL SERVICES, INC. has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Exton, State of Pennsylvania on the 22nd day of April, 2003.

XEROX GLOBAL SERVICES, INC.

By:	/S/ JAMES JOYCE*
James Joyce President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities on the 22nd day of April, 2003.

Name		Capacities

/S/ JAMES JOYCE* James Joyce		Chairman, President and Chief Executive Officer

/S/ ROBERT HOPE* Robert Hope		Treasurer, Chief Financial Officer and Principal Accounting Officer

/S/ THOMAS J. DOLAN* Thomas J. Dolan		Sole Director

*By:	/S/ MARTIN S. WAGNER
Martin S. Wagner Attorney-in-Fact

EXHIBIT INDEX

(1)(a)	—	Form of Underwriting Agreement, incorporated by reference to Exhibit (1)(a) to Xerox Corporation’s Registration Statement on Form S-3, Registration No. 33-44597.

(1)(b)	—	Form of Selling Agency Agreement, incorporated by reference to Exhibit (1)(b) to Xerox Corporation’s Current Report on Form 8-K dated March 10, 1992.

(4)(a)(1)(i)	—

Restated Certificate of Incorporation of Xerox Corporation filed with the Department of State of New York on October 29, 1996, as amended by the Certificate of Amendment of the Certificate of Incorporation of Xerox Corporation filed with the Department of State of New York on May 21, 1999, incorporated by reference to Exhibit 3(a) to Amendment No. 5 to Xerox Corporation’s Form 8-A Registration Statement, dated February 8, 2000.

(4)(a)(1)(ii)	—

Certificate of Amendment of Certificate of Incorporation of Xerox Corporation filed with the Department of State of New York on September 9, 2002, incorporated by reference to Exhibit 3(a) to Xerox Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on November 7, 2002.

(4)(a)(2)	—

By-Laws of Xerox Corporation, as amended through September 1, 2002, incorporated by reference to Exhibit 3(b) to Xerox Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on November 7, 2002.

(4)(a)(3)	—	Articles of Amendment to Articles of Incorporation of Xerox Global Services, Inc. (formerly, Xerox Connect, Inc.) relating to name change of entity.*

(4)(a)(4)	—

Rights Agreement, dated as of April 7, 1997, between Xerox Corporation and the First National Bank of Boston, as Rights Agent, incorporated by reference to Exhibit 4.10 to Xerox Corporation’s Current Report on Form 8-K dated April 7, 1997.

(4)(b)(1)	—

Form of Indenture relating to unlimited amounts of debt securities which may be issued from time to time by Registrant when and as authorized by or pursuant to a resolution of Xerox’s Board of Directors incorporated by reference to Exhibit 4(a) to Xerox Corporation’s Registration Statement No. 333-13179.

(4)(b)(2)	—

Form of Indenture relating to unlimited amounts of subordinated and/or convertible debt securities which may be issued from time to time by Registrant when and as authorized by or pursuant to a resolution of Xerox’s Board of Directors incorporated by reference to Exhibit 4(e) to Xerox Corporation’s Registration Statement No. 33-54629. The Form of Indenture is hereby modified, effective as of April 22, 2003, by deleting all references therein to “Citibank, N.A.”, “July 15, 1994” and any specific day, month and/or year and substituting therefor blank spaces.

(4)(c)	—	A form of debt security will be filed as an exhibit to a current report of Xerox Corporation and incorporated in the registration statement by reference.

(4)(d)(1)	—	A form of Warrant Agreement will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(d)(2)	—	Form of Warrant Certificate (included in Exhibit (4)(d)(1)).

(4)(e)(1)	—	A form of Deposit Agreement will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(e)(2)	—	Form of Depositary Receipt (included in Exhibit (4)(e)(1)).

(4)(f)	—	A form of Securities Purchase Contract will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(g)	—	A form of Securities Purchase Unit will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(4)(h)	—

A Certificate of Designation relating each series of preferred stock will be filed with the Department of State of New York and will be filed as an exhibit to a current report of Xerox Corporation and incorporated in this registration statement by reference.

(5)(a)	—	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the Securities and certain other legal matters.

(5)(b)	—	Opinion of Christine A. Perantoni as to the legality of the Guarantees that may be issued by Intelligent Electronics, Inc. and Xerox Global Services, Inc., each a Pennsylvania corporation.

(23)(a)	—	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

(23)(b)	—	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (see Exhibit 5(a)).

*	Previously filed.